Exhibit 21             Subsidiaries of Fidelity Federal Bancorp

Name                                          Jurisdiction of Incorporation
----                                          -----------------------------

United Fidelity Bank, fsb                         United States of America

Village Capital Corporation                       Indiana
(subsidiary of United Fidelity Bank, fsb)

United Fidelity Finance                           Delaware
(subsidiary of United Fidelity Bank, fsb)